Exhibit 99.1

M Line Holdings, Inc. Announces Delay in Acquisition of Money Line Capital, Inc.

Delays Move Anticipated Close to April 30, 2010

TUSTIN, Calif.--(BUSINESS WIRE)--November 6, 2009--M Line Holdings, Inc. president George Colin today announced a delay in the close of the Company's transaction to acquire Money Line Capital, Inc. ("MLC") due to the estimated time it will take to complete the audits of MLC and its subsidiaries, which are necessary to complete the transaction.

On July 6, 2009 the Company announced that it signed a binding Letter of Intent to acquire MLC, a privately held California corporation. The transaction will be structured as a share exchange with the shareholders of MLC exchanging their shares of M Line Holdings, Inc. The parties had planned to enter a definitive Share Exchange Agreement on or about December 1, 2009 and close the transaction on or before January 29, 2010, but the estimated time for completion of the audits has extended the timeline.

Under the new timeline, the fair market value of MLC and its subsidiaries will be determined by a third-party valuation, to be completed by March 12, 2010, and the Company and MLC will enter into a definitive Share Exchange Agreement on or about April 2, 2010. The transaction is now anticipated to close on or before April 30, 2010.

"We believe that this transaction will add value for our current shareholders," said George Colin, President of M Line Holdings, Inc., "and that delaying its close to accommodate very thorough audits, as well as a third-party valuation of MLC, is entirely appropriate."

"We are confident that extending the close merely confirms the intentions of all stakeholders to conduct business consistent with the highest standards of corporate governance," stated Jitu Banker, President of Money Line Capital, Inc.

M Line Holdings, Inc. (formerly Gateway International Holdings, Inc.) is currently a reporting company under the Securities and Exchange Act of 1934, as amended, with approximately 600 shareholders and two operating subsidiaries. Money Line Capital, Inc. ("MLC") is a business financing corporation and holding company with equity in operating subsidiaries in financing, aerospace, real estate, media, beverage and technology, including a 52% interest in M Line Holdings, Inc.

M Line Holdings is headquartered at 2672 Dow Avenue, Tustin, CA 92780. Money Line Capital is headquartered at 17702 Mitchell North, Suite 201, Irvine, CA 92614.

CONTACT:
for M Line Holdings, Inc.
Gary Douglas, 949-464-9301
Cell: 310-592-3049
gary@DouglasStrategic.com